Exhibit 99.1

Pantel Announces Market Display Screen Contract with Hospital Media Network
Friday May 18, 8:00 am ET
Up to 400 Screen Deployments Anticipated by Year End

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--PSI Corporation, operating as Pantel Systems, Inc. (PSCP.PK), a self-service provider of customer-facing public access self-service systems, today announced that it has secured a long term contract with privately held Hospital Media Network (HMN) to provide informational and advertising display screens as well as sell advertising in each of HMN's currently contracted 20 hospitals and clinics in the New York City metropolitan area. These medical facilities are part of New York City's Health and Hospital Corporation, the largest municipal healthcare system in the U.S., and comprise a marketing exposure potential to over 17 million healthcare related viewers per year.

Financial terms of the transaction were not disclosed.

David Foni, Chairman and CEO of PSI Corporation stated, "The healthcare community is clearly one of our target verticals for display advertising applications. The HMN transaction represents a breakthrough marketing opportunity for Pantel with related near and longer term upside potential. We anticipate deployment of up to 400 display screens in this transaction by year end and look forward to significant additional opportunities with HMN going forward."

About Hospital Media Network:

Headquartered in New York, New York, Hospital Media Network currently provides online display advertising opportunities in public corridors and lobbies of 20 New York City metropolitan hospitals and health care clinics. The Company plans to expand to over 500 other healthcare facilities in the area and throughout the U.S. during the next 3 to 5 years.

About PSI Corporation:

PSI Corporation, headquartered in Colorado Springs, Colorado and operating as Pantel Systems, Inc., provides interactive customer communications systems and applications that support targeted marketing programs at point-of-purchase (POP), service and information. The Company has a suite of three vertical products: full motion video digital signage, single and duel screen kiosks and full service e-banking ATMs. The Company's remote controlled digital signage network system is being targeted to several different markets including hospitals, supermarkets and other retail verticals. Its kiosks have a broad array of markets including universities, retailers and supermarkets. The e-banking kiosks are targeted to the under banking and unbanked populations in the U.S.

Forward-looking statements made in this release are made pursuant to the "safe harbor" provision of the Private Securities Reform Act of 1995. Forward-looking statements made by PSI Corporation are not a guarantee of future performance.